Exibit 10.56

                         EXECUTIVE EMPLOYMENT AGREEMENT
                              KATHRIN JANSEN, PH.D.

      This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Kathrin Jansen, Ph.D. (hereinafter "Executive") and VaxGen, Inc. (hereinafter "VaxGen" or the "Company"), as of the date that it has been signed by both parties (the "Effective Date"). In consideration of the mutual promises made herein, VaxGen and Executive agree as follows:

      1. EMPLOYMENT BY THE COMPANY. VaxGen hereby employs Executive, and Executive hereby accepts employment with VaxGen upon the terms and conditions set forth in this Agreement, as of the tenth business day after the Effective Date (the "Hire Date"). On the Hire Date, Executive will be employed as the Company's Senior Vice President, Research and Development and Chief Scientific Officer ("Senior VP of R&D and CSO").

      2. WORK RESPONSIBILITIES. As Senior VP of R&D and CSO, Executive shall perform the functions and responsibilities provided for that position in the Company's by-laws and articles of incorporation, customarily associated with that position, and as may be assigned from time to time by the Company's Chief Executive Officer ("CEO"), including, but not limited to, leading and managing the Research and Development function of the Company. VaxGen may assign additional or different duties to Executive, provided that such duties are consistent with Executive's senior management position. As Senior VP of R&D and CSO, Executive will report to the CEO. Executive shall devote the whole of her professional time, attention and energies to the performance of her work responsibilities (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company's general employment policies, or as otherwise permitted by this Agreement). Executive will be located in the Company's facilities in the San Francisco Bay Area.

      3. COMPENSATION AND BENEFITS.

            (a) Base Salary. VaxGen will pay Executive an initial base salary at the annualized rate of two hundred sixty thousand dollars ($260,000), less standard payroll deductions and withholdings and payable in accordance with the Company's regular payroll schedule. Such compensation is subject to upward adjustment (except in the event that the Company's Board of Directors determines that a reduction in senior executive salaries is in the best interest of the Company) from time to time in the Company's discretion. Executive's base salary shall be reviewed on the next compensation review date for all executive employees, and annually thereafter.

            (b) Signing Bonus. Executive shall be entitled to a one-time signing bonus of Fifty Thousand Dollars ($50,000), to be paid in a single lump sum (subject to standard payroll deductions and withholdings) within ten (10) business days after the Effective Date (the "Signing Bonus"). If Executive's employment ends at her request during her first year of employment, except where such cessation of employment results from a material breach of this Agreement by VaxGen, she agrees to repay a portion of the Signing Bonus to the Company on or before her termination date, prorated based on the length of her employment (e.g., for every month


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Executive is employed, 1/12th of the Signing Bonus will be forgiven, and any unforgiven amount must be repaid to the Company).

            (c) Bonus Potential. Executive is eligible to receive an annual bonus in the targeted range of up to thirty percent (30%) of her annual base salary. Such bonuses, if any, are awarded at the sole discretion of the Company's Board of Directors (the "Board") based on its reasonable assessment of Executive's performance as measured by the performance objectives agreed upon and memorialized in writing between Executive and the CEO, as well as Company performance (in recognition of the fact that all executive bonuses may be affected by Company performance). No bonuses are earned until approved by the Compensation Committee of the Board and confirmed in writing. The Company shall have the sole discretion to change or eliminate the annual bonus program at any time, and to determine the amount of bonus earned by Executive, if any.

            (d) Stock Option Grant. Subject to Board approval, within three (3) business days following the Hire Date, the Company will grant to Executive a non-qualified Stock Option to purchase one hundred twenty thousand (120,000) shares of the Company's common stock at an exercise price equal to the fair market value of the common stock as of the date of grant as determined by the Board (the "Option"). The Option shall be granted outside of the VaxGen, Inc, 1996 Stock Option Plan (the "Plan") but on terms substantially similar to the terms of the Plan. The Option will be subject to the terms of the Executive's grant agreement, which will include a four-year vesting schedule under which, during Executive's continuous service to the Company (to be defined in the grant agreement as such term is defined in the Plan), twenty-five percent (25%) of the Option shares will vest on the one-year anniversary of the Hire Date and the remaining Option shares will vest in equal monthly installments over the subsequent three (3) years. Executive acknowledges that there are no further commitments on behalf of the Company to grant to Executive any additional stock options, although the Board will consider, on an annual basis, granting additional stock options to Executive at the Board's sole discretion.

            (e) Benefits. Executive shall be entitled to participate in the Company's employee benefit plans which may be in effect from time to time and provided by the Company to its senior officers generally, including paid holidays, leaves of absence, health insurance, dental insurance, life insurance, vacation and other benefits, if any, in accordance with and subject to the eligibility requirements of such employee benefit plans and other applicable policies and procedures. Executive's rights under such employee benefit plans, or the rights of Executive's dependents, shall be governed solely by the terms of such plans and any applicable policies and procedures. The Company's employee benefit plans, and policies and procedures related thereto, are subject to termination, modification or limitation at any time at the Company's sole discretion.

            (f) Relocation and Housing Assistance. To assist Executive in her relocation from Doylestown, Pennsylvania to the San Francisco Bay Area, the Company agrees:

                  (i) To pay a moving company, selected by Executive and reasonably acceptable to the Company, to move Executive's household goods, at a cost of up to $20,000;


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                  (ii) To provide temporary housing for Executive and her spouse for up to ninety (90) days, during which Executive and her spouse will search for permanent housing in the San Francisco Bay Area. The Company may extend the provided temporary housing for up to an additional ninety (90) days, provided that Executive has been unable to locate permanent housing despite her or her spouse's reasonable efforts;

                  (iii) To reimburse Executive for her costs to rent a car after her arrival in the San Francisco Bay Area for up to sixty (60) days, or until her personal automobile is shipped to the San Francisco Bay Area, whichever occurs first, provided that Executive must submit completed business expense reports to the Company to be eligible for reimbursement;

                  (iv) To pay a housing allowance to Executive on the following schedule during her first three years of employment, contingent upon her continued employment during such time: (A) a monthly housing allowance of $4,000 during Executive's first year of employment; (B) a monthly housing allowance of $3,000 during Executive's second year of employment; and (C) a monthly housing allowance of $2,500 during Executive's third year of employment. The housing allowances will be considered taxable income to Executive in accordance with applicable law.

            (g) Business Expenses. VaxGen shall reimburse Executive for all reasonable business expenses, including expenses incurred for travel on VaxGen business, in accordance with its policies and procedures, as may be adopted or amended from time to time at VaxGen's sole discretion. To be eligible for reimbursement, Executive must submit business expense reimbursement requests to VaxGen on a monthly basis, which includes supporting documentation (including receipts) reasonably satisfactory to VaxGen.

            (h) Reimbursement of Legal Fees. The Company agrees to reimburse Executive for reasonable attorney's fees incurred by the Executive in the negotiation and preparation of this Agreement, up to a maximum amount of $5,000.

            (i) Total Compensation. Executive agrees that the compensation stated in this Agreement constitutes the full and exclusive monetary consideration and compensation for all services provided by Executive to the Company, and for all promises and obligations under this Agreement.

      4. VAXGEN EMPLOYMENT POLICIES. Executive's employment relationship will be governed by the general employment policies and practices of the Company (to the extent not inconsistent with this Agreement), and Executive agrees to abide, in all material respects, by all such policies, practices and procedures, written and unwritten, as they may from time to time be adopted or modified by VaxGen at its sole discretion. Executive also agrees to review and abide, in all material respects, by the policies in VaxGen's Employee Handbook (as they may be modified by the Company from time to time) and to acknowledge in writing that she has read and will abide by the Employee Handbook.

      5. PROTECTION OF COMPANY INFORMATION. As a condition of her employment, Executive agrees to sign, contemporaneously with this Agreement, and to abide by


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the Employee's Proprietary Information and Inventions Agreement (the
"Proprietary Information Agreement") attached hereto as Exhibit A.

      6. INDEMNITY AGREEMENT. Executive and the Company agree to enter into the Indemnity Agreement attached hereto as Exhibit B.

      7. OUTSIDE ACTIVITIES.

            (a) Non-Company Activities. Except for any commitments consented to in writing by the CEO, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which she is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of her duties hereunder.

            (b) No Adverse Interests. During her employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by her to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except as permitted by Section 7(c).

            (c) Noncompetition. During the term of her employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, employee, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which competes directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Executive may own, as a passive investor, securities of any competing public corporation, so long as her direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation and any ownership interest in a competitor is disclosed in writing to the Company's CEO.

      8. FORMER EMPLOYMENT.

            (a) Prior Employee Agreements and Information. Executive represents and warrants that her employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement, noncompetition agreement, proprietary information agreement or other relationship with any third party. Executive further represents and warrants that she is not in unauthorized possession or control of confidential materials or information arising out of prior employment, consulting, or other third party relationships, and that she will not make unauthorized use or disclosure of any such materials or information in the course of her employment with the Company. Executive further warrants that by entering into this Agreement with VaxGen, she is not violating any of the terms, agreements or covenants of any agreement with any third party, including but not limited to any previous employer, and that she is not under any contractual obligation that would restrict her activities on behalf of the Company.

            (b) Use or Disclosure of Third Party Information. If, Executive should find that confidential or proprietary information belonging to any third party might be usable in connection with the Company's business, she will not disclose it to the Company or use it on behalf of the Company except as expressly authorized by such third party; but during her employment by the Company, Executive will use in the performance of her duties only information which is generally known and used by persons with training and experience comparable to her own, common knowledge in the industry, otherwise legally in the public


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domain, or which is obtained or developed by the Company or by Executive in the course of her work for the Company.

      9. NONINTERFERENCE.

            While employed by the Company and for a period of one (1) year immediately following the termination of her employment, Executive agrees that she will not, without the express consent of an officer of the Company, or in the course and scope of performing her duties for the Company, interfere with the business of the Company by, either directly or indirectly:

            (a) soliciting, recruiting, inducing, encouraging, or otherwise causing any employee of VaxGen to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other person or entity, or attempting to do so;

            (b) disclosing to any person or entity the names or addresses of, or any information pertaining to, any current employees of VaxGen; or

            (c) using Proprietary Information (as defined in the Proprietary Information Agreement) to call on, solicit or take away any clients or customers of VaxGen or any other persons, entities, or corporations with which VaxGen has had or planned to have any business transaction or relationship during Executive's employment with VaxGen (such Proprietary Information to include, but not be limited to, investments, licenses, joint ventures, and agreements for development), or attempting to do so.

      10. TERMINATION OF EMPLOYMENT.

            (a) At-Will Employment Relationship. Executive's employment relationship is at-will. This means that Executive's employment and/or this Agreement may be terminated with or without Cause (as defined herein), and with or without advance notice, at any time by either Executive or by VaxGen. Nothing in this document shall limit the right to terminate employment at will or to terminate this Agreement at any time. This at-will employment relationship can only be changed in a written agreement approved by the Board and signed by Executive and a duly authorized officer of the Company.

            (b) Termination Without Cause. In the event that Executive's employment is terminated without Cause by the Company, Executive shall be eligible to receive the following as her sole severance benefits (collectively, the "Severance Benefits"): (i) severance pay in the amount of twelve (12) months of her base salary in effect as of the termination date (such severance being limited strictly to base salary and will not include any amount paid or payable as a bonus or stock option grant), less standard withholdings and deductions, and payable in the Company's ordinary payroll cycle as salary continuation until fully paid unless a different payment schedule is agreed upon in writing by the parties; (ii) COBRA continuation coverage at her own expense under the Company's health insurance program; (iii) all stock option grants then held by Executive shall be subject to accelerated vesting such that all unvested shares will become fully vested and exercisable effective as of the employment termination date (the "Accelerated Vesting"); and (iv) payment of all accrued salary and all accrued and unused vacation as well as benefits under any written ERISA qualified benefit plan (e.g. 401(k) plan), or written insurance policy, to which Executive has a vested right as of the termination date. In the event that Executive's employment is terminated without Cause by the Company within thirteen (13) months after a Change in Control (defined below), then in


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addition to receiving the Severance Benefits, Executive shall receive a bonus payment for the compensation year in which the termination occurs, such payment to be prorated based on the termination date and calculated based on the target bonus amount for which Executive is eligible for the compensation year in which the termination occurs, if any, provided that Executive will not be entitled to such bonus payment if she otherwise received a bonus payment for the compensation year in which the termination occurs (the "Prorated Bonus"). Also in the event that Executive's employment is terminated without Cause by the Company after a Change in Control, Executive may be entitled to receive a Gross-Up Payment, as defined in Section 10(b)(ii), in accordance with the provisions of Sections 10(b)(ii)-(iv). As a condition of and prior to the receipt of all or any of the Severance Benefits, Accelerated Vesting, or Prorated Bonus, Executive shall provide the Company with an effective general release of all known and unknown claims, substantially in the form attached as Exhibit C.

            (c) Resignation for Good Reason. If Executive has Good Reason, Executive may resign at any time within thirteen (13) months following a Change in Control by providing written notice to the Company that specifies the reason for, and effective date of Executive's resignation. If Executive resigns for Good Reason such resignation shall be deemed a Termination without Cause following a Change in Control as set forth herein and Executive shall receive the compensation and benefits provided herein as if Executive had been terminated without Cause following such Change in Control. "Good Reason" shall mean the occurrence of any of the following events following a Change in
Control: (A) the assignment to Executive of any duties inconsistent with Executive's senior management position, authority, duties or responsibilities immediately prior to a Change in Control; (B) a reduction by the Company in Executive's annual Base Salary in effect immediately prior to a Change in Control (except where such reductions are imposed uniformly on senior executives in the post-transaction parent company); (C) a relocation of Executive's place of work that would increase Executive's one-way commuting distance by more than thirty-five (35) miles over her commute immediately prior to a Change in Control; (D) the failure to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company's benefit plans in which Executive was participating prior to a Change in Control;
(E) the failure to pay Executive any deferred compensation due to Executive; or
(F) a material breach by the Company of any of the terms and provisions of this Agreement resulting in material harm to Executive.

            (d) Definition of Change in Control. For the purposes of this Agreement, Change in Control shall be deemed to have occurred if: (i) there is an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (for the purposes of this Section, a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the voting power of the then outstanding voting securities of VaxGen entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection 10(b), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by VaxGen or any corporation controlled by VaxGen shall not constitute a Change in Control; or (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than an individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) who


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becomes a director subsequent to the date hereof whose election or nomination for election by VaxGen's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or
(iii) there is a consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of VaxGen (a "Business Combination") unless, following such Business Combination, (A) individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then Outstanding Company Voting Securities of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns VaxGen or all or substantially all of VaxGen's assets either directly or through one or more subsidiaries) and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the shareholders of VaxGen of a complete liquidation or dissolution of VaxGen.

            (e) Gross-Up Payment. Subject to the limitation of Section 10(b)(iv), if it shall be determined that any payment or distribution of any type to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

            (f) Determination By Accountant. All mathematical determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under Section 10(b)(ii), including determinations as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm selected by Executive from among the four
(4) largest accounting firms in the United States (the "Accounting Firm"), subject to the limitation of Section 10(b)(iv). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and Executive by no later than ten
(10) days following the date of Executive's termination of employment, if applicable, or such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on her federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Executive within twenty
(20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the


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Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that
(i) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that she has retained or has recovered as a refund from the applicable taxing authorities and
(ii) this provision shall be interpreted in a manner consistent with the intent of Section 10(b)(ii), which is to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Executive repaying to the Company an amount which is less than the Overpayment.

            (g) Certain Limitations. Notwithstanding Sections 10(b)(ii) and 10(b)(iii), the amount of the Gross-Up Payment shall be subject to the limitation that the aggregate amount of gross-up payments in respect of the excise tax imposed by Section 4999 of the Code, including the Gross-Up Payment, that may be paid to employees of the Company, including Executive, shall not exceed 2.5% of the aggregate cash equivalent value of consideration delivered by the individuals or entities effecting the Change in Control, excluding from this calculation any consideration that is contingent on uncertain future events (such limitation is hereinafter referred to as the "Gross-Up Payment Limitation"). If the Gross-Up Payment Limitation would be exceeded, then the gross-up payment of each employee, including Executive, shall be reduced pro rata so that the sum of all gross-up payments, including the Gross-Up Payment, will equal the Gross-Up Payment Limitation. Moreover, if gross-up payments may be paid to employees of the Company in addition to Executive, the Accounting Firm for purposes of Section 10(b)(iii) shall be the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control; provided, however, that if such accounting firm is serving as accountant or auditor for the individual or entity effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm as the Accounting Firm for purposes of Section 10(b)(iii). Upon the occurrence of a Change in Control, the Accounting Firm shall calculate the Gross-Up Payment Limitation. The limitation on the gross-up payment of each employee, including the Gross-Up Payment of Executive, as a result of the Gross-Up Payment Limitation shall be applied as if all employees, including Executive, had terminated employment and become entitled to gross-up payments on the earliest date that any employee, including Executive, terminates employment with entitlement to a gross-up payment, including the Gross-Up Payment, and there shall be no re-determination of such limitations at any time thereafter, even if one or more of such employees thereafter do not become entitled to receive a gross-up payment.

            (h) Termination for Cause.


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                  (i) No Severance. In the event Executive's employment is
terminated at any time for Cause, Executive will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to the Severance Benefits, pay in lieu of notice, or any other such compensation.

                  (ii) Cause Definition. For purposes of this Agreement, "Cause" for termination shall mean any of the following: (A) fraud or illegal acts committed by Executive; (B) Executive's material breach of any written agreement with the Company, including but not limited to this Agreement or the Proprietary Information Agreement; (C) Executive's material failure to perform her job duties as determined by the Company in its reasonable judgment, and after notice of such failure and the reasons therefor have been given to Executive by the CEO and Executive has had a thirty (30) business-day period within which to cure such failure (such notice to be provided only if Executive's failure is reasonably susceptible to cure); or (D) a material violation of any VaxGen employment policy, including but not limited to VaxGen's policies against harassment and discrimination, and/or VaxGen's substance abuse policy, which violation causes material harm to the Company.

            (i) Voluntary or Mutual Termination. In the event Executive terminates her employment, or in the event that Executive's employment terminates at the parties' mutual agreement, Executive will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to Severance Benefits, pay in lieu of notice, or any other such compensation.

            (j) Termination Due to Death. In the event of Executive's death, or termination of Executive's employment as a result of Executive's incapacity due to physical or mental illness that prevents Executive from substantially performing the essential functions of Executive's job (even with reasonable accommodation), Executive's employment will terminate on the date thereof, and Executive and Executive's heirs or estate will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to Severance Benefits, pay in lieu of notice or any other such compensation. Nothing herein shall prevent Executive or Executive's estate from receiving the benefit of applicable life insurance or disability insurance, if any.

      11. GENERAL PROVISIONS.

            (a) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to conflict of laws principles that would otherwise apply the law of another jurisdiction. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

            (b) Complete Agreement. This Agreement, including the Proprietary Information Agreement, and the Indemnity Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement and understanding of the parties with regard to the subject matter hereof. It is entered into without reliance on any promise, warranty or representation other than those expressly contained herein, and it supersedes and replaces any and all prior or contemporaneous agreements, promises or representations between VaxGen and


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Executive, whether oral, written or implied, including but not limited to any and all term sheets. The terms of this Agreement and any changes in Executive's employment terms (other than those employment terms expressly reserved to the Company's discretion in this Agreement), require a written amendment to the Agreement signed by Executive and a duly authorized officer of the Company.
The parties agree that any provision in this Agreement under which Executive is entitled to post-termination severance benefits, including but not limited to any applicable bonus payments, under certain specified conditions shall survive the termination of Executive's employment.

            (c) Waiver. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

            (d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

            (e) Voluntary Agreement. Executive and VaxGen represent and warrant that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal and tax advisors of such party's choice before executing this Agreement, and each party has had a full opportunity to negotiate the terms of this Agreement prior to signing this Agreement.

            (f) Headings. The headings and captions of the various paragraphs of this Agreement are placed herein for the convenience of the parties and the reader, do not constitute a substantive term or terms of this Agreement, and shall not be considered in the interpretation or application of this Agreement.

            (g) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

            (h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Executive and the Company, and their respective successors, assigns, heirs, executors and administrators; except that it is agreed that Executive may not assign any of her duties hereunder; and Executive may not assign any of Executive's rights hereunder without the written consent of the Company, which shall not be unreasonably withheld.

            (i) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon, as applicable, the date of personal delivery (including personal delivery by facsimile transmission), the date of delivery by express delivery service (e.g. Federal Express), or the third day after mailing by certified or registered mail, return receipt requestesd, to the attention of the CEO sent to the Company's corporate headquarters, and to Executive at her


                                      10.

address as listed on the Company's payroll, or as otherwise provided in writing by Executive to the CEO.

            (j) Alternative Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise concerning the relationship between Executive and the Company, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, Executive's employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. ("JAMS") or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall bear all JAMS' arbitration fees and administrative costs. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

            (k) Right To Work. As required by law, this Agreement is subject to satisfactory proof of Executive's right to work in the United States.


                                      11.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below.

                                        VAXGEN, INC.


                                        By:  /s/ Lance Gordon
                                            ------------------------------------
                                                 Lance Gordon, Ph.D.
                                                 Chief Executive Officer

                                        Date: September 29, 2004
                                              ----------------------------------

ACCEPTED AND AGREED:


/s/ Kathrin Jansen
----------------------------------
Kathrin Jansen, Ph.D.

September 30, 2004
----------------------------------
Date

         Exhibit A - Employee's Proprietary Information and Inventions Agreement Exhibit B - Indemnity Agreement
         Exhibit C - Form of Release


                                      12.

                                    EXHIBIT A

           EMPLOYEE'S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                    EXHIBIT B

                               INDEMNITY AGREEMENT

                                    EXHIBIT C

                                 FORM OF RELEASE

      In consideration for the Severance Benefits provided to me by VaxGen, Inc. (the "Company"), as required by the Executive Employment Agreement (the "Agreement") between the Company and me dated October 15, 2004, I hereby give the following Release (the "Release").

      Except for claims to enforce my rights to Severance Benefits provided in
Section 10 of the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or contemporaneous with my signature of this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including, but not limited to, claims based on or arising from the Executive Employment Agreement; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended). I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

      I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven
(7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company's Chief Executive Officer; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the "Effective Date").

      I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.


                            By:
                               ---------------------------------
                                     Kathrin Jansen, Ph.D.

                            Date:
                                 -------------------------------